Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

OF

CROWN MEDIA HOLDINGS, INC.

AND

HALLMARK ENTERTAINMENT INVESTMENTS CO.

AGREEMENT AND PLAN OF MERGER (this "Merger Agreement"), dated as of February 26, 2010, between Crown Media Holdings, Inc., a Delaware corporation ("Crown"), and Hallmark Entertainment Investments Co., a Delaware corporation ("HEIC"), pursuant to Section 251 of the Delaware General Corporation Law (the "DGCL").  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Master Recapitalization Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Crown proposes to enter into the Master Recapitalization Agreement, by and among Hallmark Cards, Incorporated, H C Crown Corp., Hallmark Entertainment Holdings, Inc., Crown, Crown Media United States, LLC and subsidiaries of Crown (the “Master Recapitalization Agreement”), the form of which is attached hereto (without its exhibits) as Exhibit A, in order to restructure certain of its obligations;

WHEREAS, consummation of the transactions contemplated by this Merger Agreement is a condition subsequent to the consummation of certain other transactions contemplated by the Master Recapitalization Agreement;

WHEREAS, the Board of Directors of Crown and the Board of Directors of HEIC have each determined that it is advisable and in the best interests of each of them that HEIC merge with and into Crown upon the terms and subject to the conditions herein provided;

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Merger.  Upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as set forth therein and as agreed by the parties (the "Effective Time"), HEIC shall be merged with and into Crown (the "Merger"), and Crown shall be the corporation surviving the Merger (hereinafter referred to as the "Surviving Corporation").

Section 2. Directors, Officers and Governing Documents.  The directors of the Surviving Corporation immediately after the Effective Time shall be the directors of Crown immediately prior to the Effective Time.  The officers of the Surviving Corporation immediately after the Effective Time shall be the officers of Crown immediately prior to the Effective Time.  These officers and directors shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.  The Certificate of Incorporation and By-laws of Crown, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation.

Section 3. Name.  The name of the Surviving Corporation shall be:  Crown Media Holdings, Inc.

Section 4.  Effect of the Merger.  At the Effective Time:

(a) Each share of Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share, of HEIC (collectively, the “Class A and Class B HEIC Stock”) outstanding immediately prior to the Effective Time, except for those shares for which a demand for appraisal is properly made, shall be converted into that number of shares of Class A Common Stock, par value $0.01 per share, of Crown (the “Common Stock”) equal to the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Class B Common Stock) owned by HEIC immediately prior to the Effective Time divided by the total number of shares of Class A and Class B HEIC Stock outstanding immediately prior to the Effective Time.

(b) All shares of Common Stock outstanding immediately prior to the Effective Time and held by HEIC shall be cancelled.

(c) All shares of Common Stock outstanding immediately prior to the Effective Time, other than those held by HEIC, shall remain outstanding and unaffected by the Merger.

(d) Each share of Class A and Class B HEIC Stock as to which a written demand for appraisal is filed in accordance with Section 262 of the Delaware General Corporation Law (the “DGCL”) and not withdrawn and as to which no written consent to this Merger Agreement is filed (each, an “Appraisal Share”) shall not be converted into or represent a right to receive the applicable merger consideration set forth in Section 4(c) hereof unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal of, and payment for, such share of Class A and Class B HEIC Stock, at which time such share shall be converted into the right to receive the applicable merger consideration set forth in Section 4(c) hereof .

Each Appraisal Share held by a stockholder who has perfected and has not effectively withdrawn or lost such right to appraisal of such share of Class A and B HEIC Stock shall only entitle its holder to such rights as are granted by the DGCL and shall not entitle such holder to vote or to exercise any other rights of a stockholder of the Surviving Corporation, except as provided by the DGCL.  Each holder of Appraisal Shares who becomes entitled to payment therefor pursuant to the DGCL shall receive such payment from the Surviving Corporation in accordance with the DGCL.  The holders of any Appraisal Shares shall be required to look solely to the Surviving Corporation (subject to abandoned property, escheat and similar laws) as general creditors thereof with respect to any merger consideration.

(e) The Merger shall also have the effect set forth in Section 259 of the DGCL.

Section 5. Representations of Crown.  All of the representations and warranties of Crown set forth in Article III of the Master Recapitalization Agreement are incorporated herein by reference and shall be deemed made by Crown in this Section 5.

Section 6. Representations and Warranties of HEIC.

(a) Organization.  HEIC is duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power to own its properties and assets and to conduct its business as now conducted.  HEIC is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, materially impair HEIC's ability to consummate the Transactions.

(b) Authorization and Validity of Agreement.  HEIC has all requisite power and authority to enter into this Merger Agreement and, subject to receipt of the requisite stockholder approval, to carry out its obligations hereunder.  The board of directors of HEIC has duly adopted resolutions approving the execution of this Merger Agreement and the Transactions.  This Merger Agreement has been duly executed by HEIC and, assuming due execution and delivery by the other parties hereto, shall constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(c) Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Merger Agreement by HEIC will: (i) conflict with or result in any breach of any provision of the organizational documents of HEIC, (ii) require any filing by HEIC with, notice to, or permit, authorization, consent or approval of, any Governmental Entity other than the Secretary of State of the State of Delaware, (iii) result in a violation or breach by HEIC of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement or other instrument or obligation to which HEIC is a party or by which its properties or assets may be bound, or (iv) violate any Legal Requirements, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of HEIC to perform its obligations under this Merger Agreement.

(d) No Liabilities.  Except for (a) liabilities incurred pursuant to this Merger Agreement, and (b) liabilities or obligations discharged or paid in full prior to the date of this Merger Agreement in the ordinary course of business consistent with past practice, HEIC does not have any liabilities or obligations of any nature whatsoever (whether accrued, absolute, matured, determined, contingent or otherwise) other than non-material liabilities related to the maintenance of its existence as a corporation.  There are no proceedings pending or, to the knowledge of HEIC, threatened against HEIC, other than any such proceedings that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Crown following the Merger.  Neither HEIC nor any of its properties is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Crown following the Merger.

Section 7. Further Assurances.  From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of HEIC such deeds and other instruments, and there shall be taken or caused to be taken by the Surviving Corporation all such further and other actions, as shall be appropriate or necessary in order to vest, perfect or confirm in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers and authority of HEIC, and otherwise to carry out the purposes of this Merger Agreement.  The officers and directors of the Surviving Corporation are fully authorized, on behalf of the Surviving Corporation or HEIC, to take any and all such actions and to execute and deliver any and all such deeds, documents and other instruments.

Section 8. Conditions.  The obligations of Crown and HEIC to consummate the Merger are subject to the satisfaction of the following conditions:

(a) This Merger Agreement shall have been approved and adopted by the stockholders of Crown and the stockholders of HEIC in accordance with the DGCL;

(b) All conditions to the “Closing Date” set forth in the Master Recapitalization Agreement shall have been satisfied or waived, and the “Closing” shall occur concurrent with the Effective Time; and

(c) At the Effective Time, HEIC shall have no material liabilities other than guarantees of liabilities of Crown and its subsidiaries.

Section 9. Termination.  This Merger Agreement will terminate automatically, whether before or after the adoption of this Merger Agreement by the stockholders of Crown and the stockholders of HEIC, upon the termination of the Master Recapitalization Agreement without the “Closing” having occurred thereunder.  In addition, this Merger Agreement may be terminated, and the Merger herein provided for may be abandoned, by mutual consent of the Boards of Directors of Crown and HEIC at any time prior to the Effective Time notwithstanding adoption of this Merger Agreement by the stockholders of Crown and HEIC.

Section 10. Amendment.  At any time prior to the Effective Time, the Boards of Directors of each of Crown and HEIC may, to the fullest extent permitted by law, amend, modify or supplement this Merger Agreement in such manner as they may determine.

Section 11. Tax Treatment.  This Merger Agreement is intended to constitute a “plan of reorganization” with respect to the Merger for United States federal income tax purposes pursuant to which, for such purposes, the Merger is to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Neither Crown nor HEIC will take any position on any United States federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless required by a “determination” (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.  Prior to the Effective Time, each of Crown and HEIC shall use its best efforts to cause the Merger to qualify as a 368 Reorganization and shall not take any action reasonably likely to cause the Merger not so to qualify.

Section 12. Assignment; Third Party Beneficiaries.  Neither this Merger Agreement, nor any right, interest or obligation hereunder, shall be assigned by any of the parties hereto without the prior written consent of the other parties.  This Merger Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended to confer any rights or benefits upon any person other than the parties hereto and their respective successors and assigns.

Section 13. Governing Law; Jurisdiction.  This Merger Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts made and performed therein.

Any and all claims arising out of, relating to or in connection with  this Merger Agreement or any of the transactions contemplated hereby or the subject matter hereof shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over the matter is vested in the federal courts, the United States District Court for the District of Delaware (the "Designated Court").  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Designated Court and agrees that it will not bring any action whether in tort, contract or otherwise arising out of, relating to or in connection with this Merger Agreement or any of the transactions contemplated hereby or the subject matter hereof in any court other than the Designated Court.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Merger Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Designated Court, (b) any claim that it or its property is exempt or immune from jurisdiction of the Designated Court or from any legal process commenced in such the Designated Court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such Designated Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Merger Agreement, or the subject matter hereof, may not be enforced in or by such Designated Court.

Each party acknowledges and agrees that any controversy which may arise under this Merger Agreement is likely to involve complicated and difficult issues, and, therefore, each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Merger Agreement or the Merger.  Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 13.

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IN WITNESS WHEREOF, the undersigned have executed this Merger Agreement as of the date first above written.

CROWN MEDIA HOLDINGS, INC.

By:     /s/ CHARLES STANFORD
Name:  CHARLES STANFORD
Title:    EXECUTIVE VICE PRESIDENT

HALLMARK ENTERTAINMENT INVESTMENTS CO.

By:       /s/ BRIAN E. GARDNER
Name:  BRIAN E. GARDNER
Title:    PRESIDENT